Glu Mobile Inc.
2013 Executive Bonus Plan
(Approved by the Compensation Committee on December 13, 2012)

Effective Date:

December 13, 2012 for the 2013 fiscal year of Glu Mobile Inc. (the “Company”).

Eligibility:

1.	All of the Company’s executive officers.

2.	The executive officer must be employed by the Company both before October 1, 2013 and on the date bonuses are paid to be eligible to receive a bonus.

3.	Any newly hired executive officer will become eligible to participate in the 2013 Executive Bonus Plan (the “Bonus Plan”) beginning on the first day of the quarter following his or her start date (i.e., an executive officer who is hired on April 1, 2013 will be eligible to participate in the Bonus Plan beginning on July 1, 2013), with the executive officer’s bonus payment prorated based on the date he or she becomes eligible to participate.

Bonus Level:

Target bonus levels are a fixed percentage of the executive officer’s annual base salary as of December 31, 2013. The exact percentage is specified in the executive officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”). However, if an executive officer’s bonus level percentage is changed on or after July 1, 2013, then a weighted average calculation based on the date of the change will be utilized to calculate the individual’s bonus level percentage.

Frequency:

Awarded 100% on an annual basis.

Bonus Components:

For each of the Company’s executive officers other than Matthew Ricchetti, the Company’s President of Studios, the total bonus is composed of the following two parts.

•	50% of the bonus is awarded based on the Company achieving the 2013 Annual Non-GAAP Revenues goal; and

•	50% of the bonus is awarded based on the Company achieving the 2013 Annual Adjusted EBITDA goal.

For Mr. Ricchetti, the total bonus is composed of the following two parts.

•	70% of the bonus is awarded based on the Company achieving the 2013 Annual Non-GAAP Revenues goal; and

•	30% of the bonus is awarded based on the Company achieving the 2013 Annual Adjusted EBITDA goal.

The 2013 Annual Non-GAAP Revenues goal and the 2013 Adjusted EBITDA goal will be evaluated independently of each other. No bonuses will be paid with respect to a goal unless the Company achieves such goal at a level equal to 105% of the Company’s 2013 Board Plan (the “Minimum Threshold”). To the extent that the Company achieves a goal at a level equal to the Minimum Threshold, then each executive officer will receive a bonus that equals 25% of his or her target bonus amount for such goal. Accordingly, if the Company were to achieve both the 2013 Annual Non-GAAP Revenues goal and the 2013 Adjusted EBITDA goal at a level equal to the Minimum Threshold, then each executive officer will receive a bonus that equals 50% of his or her target bonus.

There are additive compensation components that provide for additional payouts on a stepped basis if the Company exceeds the Minimum Threshold for either goal. However, in no event may Niccolo de Masi, the Company’s President and Chief Executive Officer, or Eric Ludwig, the Company’s Executive Vice President and Chief Financial Officer, receive a bonus that exceeds 200% of his target bonus amount, and in no event may Matthew Ricchetti or Scott Leichtner, the Company’s Vice President and General Counsel, receive a bonus that exceeds 150% of his target bonus amount, regardless of the extent to which the Company exceeds the Minimum Threshold for either goal.

Payment Timing:

All bonus payments made under the Bonus Plan shall be made no later than March 15, 2014.

Amendments:

The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

Employment Relationship:

Employment with the Company is at-will and participation in this Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.

Governing Law:

The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.